Exhibit 99.1

eBAY INC. COMPLETES SALE OF SKYPE

San Jose, Calif. – Nov. 19, 2009 – eBay Inc. (NASDAQ: EBAY) announced today that it has successfully completed the previously announced sale of its Skype communications unit in a deal valuing the business at $2.75 billion. The buyer, who will control an approximately 70 percent stake, is an investor group led by Silver Lake and includes Joltid Limited and certain affiliated parties, the Canada Pension Plan Investment Board and Andreessen Horowitz.

eBay received approximately $1.9 billion in cash and a note from the buyer in the principal amount of $125 million. The company retained an approximately 30 percent equity investment in Skype. The company also purchased senior debt securities with a face value of $50 million as part of a Skype debt financing.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ: EBAY) connects hundreds of millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay Classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and our global portfolio of online brands, visit www.ebayinc.com.

About Skype

Skype is software that enables the world’s conversations. Millions of individuals and businesses use Skype to make free video and voice calls, send instant messages and share files with other Skype users. Every day, people everywhere also use Skype to make low-cost calls to landlines and mobiles.

Forward Looking Statements

This announcement contains forward-looking statements relating to eBay’s future performance that are based on its current expectations, forecasts and assumptions. Those statements involve risks and uncertainties, and actual results may differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the anticipated continuation of Skype’s growth and the potential longer-term value of Skype.

More information about factors that could affect eBay’s operating results can be found in the company’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q (available at http://investor.ebayinc.com). All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.

Media Relations Contacts:

John Pluhowski, eBay Inc.

jpluhowski@ebay.com

Media hotline: (408)376-7458

Mike Buckley/Anisha Patel, Brunswick Communications

(415) 293-8461

Investor Relations Contact:

Tracey Ford, eBay Inc.

tford@ebay.com

(408) 376-7205

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